EXHIBIT 16



                                        January 7, 2000


Securities and Exchange Commission
450 5th Street, NW
Washington, DC   20549


Re:  Globalock Corporation
     File Ref. No. 0-26943


We were previously the principal accountant for Globalock Corporation and, under the dates of March 15, 1999 and June 15, 1999, we reported on financial statements of Globalock Corporation for the periods from August 5, 1998 (inception) to October 31, 1998 and August 5, 1998 (inception) to April 30, 1999, respectively. On January 7, 2000 our appointment as principal accountant was terminated. We have read Globalock Corporation's statements included under
Item 4 of its Form 8-K dated January 7, 2000 and we agree with such statements.



                                        Very truly yours,

                                        /s/ Weinberg & Company

                                        WEINBERG & COMPANY, P.A.